Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2022 relating to the financial statements of The Andersons, Inc. and the effectiveness of The Andersons, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Andersons, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
May 18, 2022